EXHIBIT 21

SUBSIDIARIES OF BITMINE IMMERSION TECHNOLOGIES, INC.

Subsidiary	Jurisdiction of Organization	Ownership
Atlantic Hash, Inc.	Trinidad corporation	100% by the Company